exhibit 5.1

ATTORNEYS AT LAW
100 North Tampa Street, Suite 2700
Tampa, FL 33602-5810
P.O. Box 3391
Tampa, FL 33601-3391
813.229.2300 TEL
813.221.4210 FAX
www.foley.com

CLIENT/MATTER NUMBER
107787-0104

June 5, 2014

Rock Creek Pharmaceuticals, Inc.

2040 Whitfield Avenue, Suite 300

Sarasota, Florida 34243

Ladies and Gentlemen:

We have acted as counsel to Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.), a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 26,467,940 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), in the manner set forth in the Registration Statement. The Shares consist of 5,100,000 issued shares of Common Stock (the “Issued Shares”), 5,800,000 shares of Common Stock issuable upon the conversion of notes (the “Note Issuable Shares”), and 15,567,940 shares of Common Stock issuable upon the exercise of warrants (the “Warrant Issuable Shares,” and together with the Note Issuable Shares, the “Issuable Shares”).

In connection with this opinion, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended to date; (iii) the Company’s By-Laws, as amended to date; (iv) minutes, resolutions and records of the Company’s Board of Directors authorizing the issuance of the Shares subject to the Registration Statement, together with certain related matters; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon the foregoing, and in reliance thereon, we are of the opinion that:

1.            The Issued Shares covered by the Registration Statement that are to be offered and sold from time to time by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

Boston	JACKSONVILLE	MILWAUKEE	SAN DIEGO	TALLAHASSEE
Brussels	LOS ANGELES	NEW YORK	SAN FRANCISCO	TAMPA
CHICAGO	MADISON	ORLANDO	SHANGHAI	TOKYO
Detroit	MIAMI	SACRAMENTO	SILICON VALLEY	WASHINGTON, D.C.

June 5, 2014

2.            The Issuable Shares covered by the Registration Statement that are to be offered and sold from time to time by the Selling Stockholders have been duly authorized, and, when the Issuable Shares have been issued in accordance with the terms of the applicable note, warrant or other agreement, upon receipt of the consideration contemplated thereby, the Issuable Shares will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited solely to the federal laws of the United States of America and the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP